EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-219827) of Range Resources Corporation, Form S-8 (No. 333-231834) pertaining to the 2019 Equity-Based Compensation Plan, Form S-8 (Nos. 333-159951, 333-167199 and 333-175098) pertaining to the Range Resources Amended and Restated 2005 Equity-Based Compensation Plan and Form S-8 (Nos. 333-209830 and 333-233391) pertaining to the Amended and Restated Range Resources Corporation 2004 Deferred Compensation Plan for Directors and Select Employees and in the related Prospectuses, of our reports dated February 27, 2020, with respect to the consolidated financial statements of Range Resources Corporation and the effectiveness of internal control over financial reporting of Range Resources Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Fort Worth, Texas

February 27, 2020